Exhibit 10.52
July 14, 2005
Suiter Limited
P.O. Box 3176
Wickhams Cay 1
Road Town, Tortola
British Virgin Islands
Attn: Mr. Brunello Donati

Re:	Agreement (“Agreement”) between Suiter Limited (“Suiter”) and Introgen Therapeutics, Inc. (the “Company”) Dated April 20, 2005
Dear Mr. Donati:
     This will confirm the agreement of Suiter and the Company that Paragraph 2 of the above-referenced Agreement is hereby amended and restated to read as follows:
2.	This Agreement and any portion of the Warrant that has not vested in the manner provided above will expire 180 days from the date of this Agreement (the “Initial Term”). Unless a party gives written notice of termination prior to the expiration of the Initial Term, the Initial Term will be automatically extended for successive, consecutive thirty day terms (each a “Renewal Term”) until a party gives written notice of termination. This Agreement will terminate at the end of the term in which written notice of termination is given (whether it is the Initial Term or a Renewal Term). Additionally, the Company may, at its option, terminate this Agreement upon written notice to Suiter at any time after the Company publicly announces either (i) a favorable action or decision by the United States Food and Drug Administration with respect to one or more of the Company’s product candidates, or (ii) a partnering or collaboration agreement involving one or more of the Company’s product candidates that is not arranged by Suiter pursuant to a written mandate with the Company and that the Company in good faith believes had or will have a positive material impact upon the price per share of the Company’s common stock as quoted on the NASDAQ National Market System (a “Material Announcement”); provided that in the event of such cancellation
301 Congress Avenue, Suite 1850 • Austin, Texas 78701 • 512.708.9310 • Fax: 512.708.9311
Houston Office: 2250 Holcombe Blvd. • Houston, Texas 77030 • 713.797.9960 • Fax: 713.797.9913

Mr Brunello Donati
July 14, 2005

by the Company after a Material Announcement, the Company and Suiter will enter into good faith negotiations in an attempt to fairly compensate Suiter for its efforts (but in no event will more warrants vest than Suiter could have earned under this Agreement had such Material Announcement not been made). Any notice required or permitted under this Agreement shall be made by United States Mail, postage prepaid, or by Federal Express, DHL, or other commercial carrier providing receipt for delivery, or by telephonic facsimile or email, with confirmation by the recipient of receipt of the facsimile or email, to the address, facsimile telephone number or email address of the recipient set forth below:

If to Suiter:	Address:	P.O. Box 3176
Wickhams Cay 1
Road Town, Tortola
British Virgin Islands

	Facsimile No.:	+41919125060

	Email Address	donati@talentgroup.ch

If to the Company:	Address:	301 Congress Avenue
Suite 1850
Austin, Texas 78701

	Facsimile No.:	(512) 708-9311

	Email Address:	d.nance@introgen.com
     Notice sent by United States mail will be deemed delivered five (5) days after being delivered to the U.S. Postal Service for mailing; and notices sent by other means shall be deemed received upon actual receipt. Either party may change its address for notice by giving the other party written notice of the change.
     Except for the amendment and restatement of Paragraph No. 2 as set forth above, the Agreement will remain in full force and effect. The Amendment and Restatement of Paragraph 2 will be effective as of the date of this letter.

Mr. Brunello Donati
July 14, 2005

     If this accurately sets forth our agreement would you please sign a copy of this letter where indicated below and return it to me?

Yours very truly, INTROGEN THERAPEUTICS, INC.
By:	/s/ David G. Nance
David G. Nance
President and Chief Executive Officer

AGREED AND ACCEPTED: SUITER, LTD.
By:	/s/ Brunello Donati
Brunello Donati
Its:	General attorney